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                                                                    EXHIBIT 21.1



Hamilton Bank, N.A. is a 99.7% owned subsidiary of Hamilton Bancorp Inc.


Hamilton Capital Trust I, a Delaware business trust, is a 100% owned subsidiary of Hamilton Bancorp Inc.